Exhibit 21.1

Chaparral Energy Inc.

Subsidiaries

Name of Subsidiary	Jurisdiction of Formation	Effective Ownership
Chaparral Resources, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%
Chaparral Real Estate, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%
Chaparral CO2 , L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%
CEI Pipeline, L.L.C.	Texas	Chaparral Energy, Inc. – 100%
Chaparral Energy, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%
CEI Acquisition, L.L.C.	Delaware	Chaparral Energy, L.L.C. –100%
Green Country Supply, Inc.	Oklahoma	Chaparral Energy, Inc. – 100%
Chaparral Biofuels, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%
Chaparral Exploration, L.L.C.	Delaware	Chaparral Energy, Inc. – 100%
Roadrunner Drilling, L.L.C.	Oklahoma	Chaparral Resources, L.L.C. –100%